UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 5, 2006
(Date of earliest event reported)
ACE CASH EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Texas	0-20774	75-2142963
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1231 Greenway Drive, Suite 600
Irving, Texas		75038
(Address of principal executive offices)		(Zip Code)
(972) 550-5000
(Registrant’s telephone number,
including area code)
Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. Completion of Acquisition or Disposition of Assets.
     On October 5, 2006, ACE Cash Express, Inc. (“ACE”) consummated its previously announced acquisition by investment funds sponsored by JLL Partners (“JLL”), pursuant to the Agreement and Plan of Merger, dated as of June 6, 2006 (the “Merger Agreement”), by and among Ace Holdings I, LLC (“Holdings”), a Delaware limited liability company, Ranger Merger Sub, Inc. (“Merger Sub”), a Texas corporation and an indirect wholly owned subsidiary of Holdings, and ACE. As contemplated by the Merger Agreement, Merger Sub merged with and into ACE (the “Merger”). Pursuant to the Merger, (i) each issued and outstanding share of ACE common stock, other than those shares held by shareholders, if any, who perfected their appraisal rights under Texas law, was converted into the right to receive $30 in cash, and (ii) each outstanding option to purchase shares of ACE common stock was converted into $30 per share in cash, less the per share option exercise price.
ITEM 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As contemplated by the Merger Agreement, ACE notified the National Association of Securities Dealers Automated Quotation System (the “NASDAQ”) of its intent to remove its common stock from listing on NASDAQ and filed a delisting application with the Securities and Exchange Commission to delist and deregister its common stock.
ITEM 5.01. Changes in Control of Registrant.
     On October 5, 2006, ACE became a wholly owned subsidiary of Holdings as a result of the Merger. Pursuant to the Merger, (i) each issued and outstanding share of ACE common stock, other than those shares held by shareholders, if any, who perfected their appraisal rights under Texas law, was converted into the right to receive $30 in cash, and (ii) each outstanding option to purchase shares of ACE common stock was converted into $30 per share in cash, less the per share option exercise price. The source of funds for the Merger included an equity contribution of approximately $180 million from JLL and other investors in Holdings, borrowings of approximately $125 million under a new senior secured term loan facility and the net proceeds of the issuance of $175 million aggregate principal amount of 10.25% senior notes due 2014.
ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     As contemplated by the Merger Agreement, Michael C. Chang, Frank J. Rodriguez, Thomas S. Taylor, and Jay B. Shipowitz, the directors of Merger Sub immediately prior to the Merger, became the directors of ACE upon consummation of the Merger.

     Mr. Chang is a Vice President of JLL, which he joined in 1999. Mr. Rodriguez is a Managing Director of JLL, which he joined in 1995. Mr. Taylor is a Senior Vice President of JLL, which he joined in 2005. Mr. Shipowitz has served as Chief Executive Officer of ACE since July, 2004, and as President and director of ACE since January, 2000.
ITEM 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     As contemplated by the Merger Agreement, the Articles of Incorporation and Bylaws of ACE were amended and restated and became the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of ACE upon completion of the Merger. The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of ACE are filed as Exhibits 3.1 and 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.
ITEM 8.01. Other Events.
     On October 5, 2006, ACE Cash Express, Inc. issued a press release, entitled “JLL PARTNERS COMPLETES ACQUISITION OF ACE CASH EXPRESS, INC.,” announcing that the Merger was effected on October 5, 2006. A copy of the press release is attached hereto as Exhibit 99.1, and incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits.
(d) Exhibits.
See Exhibit Index
[Signature Page Follows]

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACE CASH EXPRESS, INC.
Dated: October 5, 2006	By:	/s/ Walter E. Evans
Walter E. Evans
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of ACE Cash Express, Inc.

3.2	Amended and Restated Bylaws of ACE Cash Express, Inc.

99.1	Press release issued by ACE Cash Express, Inc., dated October 5, 2006.